UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2022

Phathom Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39094	82-4151574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Campus Drive, Suite 102 Florham Park, New Jersey 07932
(Address of principal executive offices) (Zip Code)

(877) 742-8466

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHAT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

Revenue Interest Financing Agreement

On May 3, 2022, Phathom Pharmaceuticals, Inc. (the “Company”) entered into a revenue interest financing agreement (the “Revenue Interest Financing Agreement”) with entities managed or advised by NovaQuest Capital Management (“NQ”), Sagard Holdings Manager LP (“Sagard”), and Hercules Capital, Inc. (“Hercules,” together with NQ and Sagard, the “Initial Investors”), pursuant to which the Company will receive up to $260 million in funding from the Initial Investors. Under the terms of the Revenue Interest Financing Agreement, the Company will receive $100 million at the initial closing and an additional $160 million upon Food & Drug Administration (“FDA”) approval of vonoprazan for treatment of erosive esophagitis (“EE”) on or before March 31, 2024. At any time prior to December 31, 2022, the Company has the right to obtain a written commitment from a third party for an additional $15,000,000 of funding upon FDA approval of vonoprazan for EE. In addition, the Company has the right at any time prior to June 30, 2024 to obtain a written commitment from a third party for up to $25,000,000 in additional funding for achievement of a sales milestone. The Initial Investors have a right of first offer if the Company seeks to obtain such additional fundings. The funding of the initial $100 million will occur by May 17, 2022. The total amount funded by the Initial Investors and any subsequent investors is referred to herein as the “Investment Amount.”

Under the Revenue Interest Financing Agreement, the investors are entitled to receive a 10% royalty on net sales of products containing vonoprazan. The royalty rate is subject to a step-down on net sales exceeding certain annual thresholds and if the Company receives FDA approval for vonoprazan for an indication relating to the treatment of heartburn associated with symptomatic non-erosive gastroesophageal reflux disease, or NERD. The investors’ right to receive royalties on net sales will terminate when the investors have aggregate payments equal to 200% of the Investment Amount. In addition, at any time after the earlier of (i) April 30, 2024 and (ii) the date that the payment for EE regulatory approval is made, the Company has the right to make a cap payment equal to 200% of the Investment Amount less any royalties already paid, at which time the agreement will terminate.

If the investors have not received aggregate payments of at least 100% of the Investment Amount by December 31, 2028 and at least 200% of the Investment Amount by December 31, 2037 (each, a “Minimum Amount”), then the Company will be obligated to make a cash payment to the investors in an amount sufficient to gross the investors up to the applicable Minimum Amount.

Upon the occurrence of an event of default or a change of control under the Revenue Interest Financing Agreement, the Company will be required to make certain payments to the investors, in each case as further described in the Revenue Interest Financing Agreement.

Amendment to Loan Agreement

In connection with the Revenue Interest Financing Agreement, the Company entered into an amendment to that certain Loan and Security Agreement, dated as of September 17, 2021, by and among the Company, the lenders thereunder, and Hercules Capital, Inc., in its capacity as administrative agent and collateral agent for itself and the lenders thereunder (the “Loan Amendment”) to allow for the consummation of the Revenue Interest Financing Agreement and the transactions thereunder.

The foregoing descriptions of the Revenue Interest Financing Agreement and the Loan Amendment is a summary, is not complete, and is qualified in its entirety by the full text of the Revenue Interest Financing Agreement and Loan Amendment, copies of which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On May 4, 2022, the Company issued a press release announcing the Revenue Interest Financing Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01, including the exhibits hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the limitations of that section. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before, on or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 4, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHATHOM PHARMACEUTICALS, INC.

Date: May 4, 2022	By:	/s/ Larry Miller
Larry Miller
General Counsel and Secretary

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